Exhibit 10.1

SECURITIES PURCHASE AGREEMENT
BY AND BETWEEN
QUANTERIX CORPORATION
AND
AKOYA BIOSCIENCES, INC.
Dated as of April 2, 2025

TABLE OF CONTENTS
ARTICLE I DEFINITIONS    1
Section 1.1    Definitions    1
Section 1.2    Construction    10
ARTICLE II PURCHASE AND SALE    11
Section 2.1    The Purchase and Sale    11
Section 2.2    Closing    12
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY    13
Section 3.1    Organization and Corporate Power    13
Section 3.2    Authorization; Valid and Binding Agreement    14
Section 3.3    Issuance of Securities    14
Section 3.4    No Conflicts    15
Section 3.5    Consents    15
Section 3.6    No General Solicitation; Agents’ Fees    15
Section 3.7    Application of Takeover Protections; Rights Agreement    15
Section 3.8    SEC Reports; Disclosure Controls and Procedures.    16
Section 3.9    Absence of Certain Developments    17
Section 3.10    Conduct of Business; Regulatory Permits.    18
Section 3.11    Anti-Corruption Laws    19
Section 3.12    Sarbanes-Oxley Act    19
Section 3.13    Transactions With Affiliates    19
Section 3.14    Capitalization.    19
Section 3.15    Contracts and Commitments    21
Section 3.16    Litigation    21
Section 3.17    Insurance    21
Section 3.18    Employment and Labor Matters    21
Section 3.19    Title.    23
Section 3.20    Intellectual Property Rights.    23
Section 3.21    Environmental Laws    24
Section 3.22    Tax Status    25
Section 3.23    Data Privacy    27
Section 3.24    Investment Company Status    28
Section 3.25    U.S. Real Property Holding Corporation    28
Section 3.26    Registration Eligibility    28
Section 3.27    Transfer Taxes    28
Section 3.28    Shell Company Status    28
Section 3.29    ERISA Compliance.    28
Section 3.30    Management    29
Section 3.31    FDA and Regulatory Matters    30
Section 3.32    No Disqualification Events    32
Section 3.33    No Integrated Offering    32
Section 3.34    Regulation M Compliance    32
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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER    32
Section 4.1    Organization    32
Section 4.2    Authorization; Valid and Binding Agreement    33
Section 4.3    No Conflict    33
Section 4.4    Consents    33
Section 4.5    No Registration    33
Section 4.6    Purchasing Intent    34
Section 4.7    Sophistication; Investigation    34
Section 4.8    Bad Actor    34
ARTICLE V ADDITIONAL COVENANTS    34
Section 5.1    Covenants of the Company    34
Section 5.2    Nasdaq 19.99% Cap    35
Section 5.3    Stockholder Approval    35
Section 5.4    Registration Rights Agreement    35
Section 5.5    Integration    36
Section 5.6    Required Minimum.    36
Section 5.7    Acknowledgment of Dilution    37
Section 5.8    Blue Sky Filings    37
Section 5.9    Use of Proceeds    37
ARTICLE VI CONDITIONS TO THE OBLIGATIONS OF THE PARTIES    37
Section 6.1    Conditions to the Obligations of Purchaser at the Closing    37
Section 6.2    Conditions to the Obligations of the Company at the Closing    38
ARTICLE VII TERMINATION    39
Section 7.1    Termination    39
Section 7.2    Effect of Termination    40
ARTICLE VIII GENERAL PROVISIONS    40
Section 8.1    Notices    40
Section 8.2    Assignment; Third-Party Beneficiaries    41
Section 8.3    Entire Agreement; Counterparts    42
Section 8.4    Applicable Law; Jurisdiction    42
Section 8.5    Waiver of Jury Trial    43
Section 8.6    Waivers and Amendments; Severability    43
Section 8.7    Specific Performance    43
Section 8.8    Publicity    44
Section 8.9    Survival    44

EXHIBITS
Exhibit A    Form of Convertible Note
Exhibit B    Form of Registration Rights Agreement

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THE INDEBTEDNESS SOLD PURSUANT TO THIS SECURITIES PURCHASE AGREEMENT IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT BETWEEN THE PURCHASER (AS DEFINED BELOW) AND MIDCAP FINANCIAL TRUST.
SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (together with all Exhibits and Schedules hereto, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of April 1, 2025, is made by and between (i) Akoya Biosciences, Inc., a Delaware corporation (the “Company”), and (ii) Quanterix Corporation, a Delaware corporation (“Purchaser”). The Company and Purchaser are referred to herein individually as a “Party,” and, collectively as the “Parties.” Capitalized terms used herein and not otherwise defined herein are defined in Article I hereof.
RECITALS
WHEREAS, the Company, Purchaser and Merger Sub, a Delaware corporation and a wholly owned subsidiary of Parent, have entered into an Agreement and Plan of Merger, dated as of January 9, 2025 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”);
WHEREAS, to facilitate the repayment of indebtedness under the Company Existing Loan Documents and, once such indebtedness is repaid, to provide the Company with sufficient working capital to enable the Company to fulfill obligations incident to its business pending the consummation of the transactions contemplated by the Merger Agreement, at any Closing the Company intends to issue and sell to Purchaser, and Purchaser desires to purchase from the Company, a convertible promissory note in exchange for the Purchase Price (as defined below); and
WHEREAS, the Board has unanimously determined that this Agreement and the transactions contemplated hereby are advisable, fair and in the best interests of the Company and its stockholders.
NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, the Company (on behalf of itself and each of its direct and indirect Subsidiaries) and Purchaser agree as follows:
ARTICLE I
DEFINITIONS

Section 1.1Definitions. Except as otherwise expressly provided in this Agreement, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings specified therefor below:
“Action” means any claim, demand, notice, action, suit, arbitration, proceeding, audit or investigation commences, brought, conducted, or heard by or before, or otherwise involving any Governmental Body.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Travel Act, the U.K. Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and all other applicable Laws relating to anti-corruption or anti-bribery.
“Board” means the Board of Directors of the Company.
“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are closed in New York, New York or San Diego, California.
“Capital Stock” means (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.
“Closing” has the meaning set forth in Section 2.2a).
“Closing Date” has the meaning set forth in Section 2.2a).
“CMS” means the Centers for Medicare & Medicaid Services.
“Code” means the Internal Revenue Code of 1986.
“Common Stock” means the common stock, par value $0.00001 per share, of the Company, and any Capital Stock into which such Common Stock shall have been converted, exchanged or reclassified following the date hereof.
“Company” has the meaning set forth in the Preamble.

“Company Equity Plans” means the Company’s 2015 Equity Incentive Plan, as amended, and the Company’s 2021 Equity Incentive Plan.
“Company Existing Loan Documents” means that certain Credit and Security Agreement (Term Loan), dated October 27, 2020, as amended to the date hereof, by and among the Company and any additional borrowers party thereto as borrowers, MidCap Financial Trust individually as a lender and as agent, and the financial institutions or other entities from time to time parties thereto (the “Company Existing Credit Agreement”), as lenders, and all other loan documents related thereto (including the “Financing Documents”, as defined in the Company Existing Credit Agreement) and entered into with respect thereto, in each case, as amended from time to time.
“Company In-License” has the meaning set forth in Section 3.15(a)(vii).
“Company Option” means each option to acquire shares of Common Stock granted under a Company Equity Plan or pursuant to a stand-alone stock option agreement.
“Company Plan” means each Plan that the Company or any of its Subsidiaries maintains, sponsors, contributes to, or is obligated to contribute to for the benefit of any current or former employee, officer, independent contractor or director of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or may have any Liability, but excluding any plan, policy, program, arrangement or agreement in jurisdictions other than the U.S. solely to the extent the benefits provided thereunder are required to be, or are provided by statute or a Governmental Body.
“Company Real Property” means all real property used, occupied or leased or subleased by the Company or its Subsidiaries.
“Company Real Property Lease” means each lease, sublease or other use or occupancy agreement for the Company Real Property.
“Company Registered Intellectual Property” has the meaning set forth in Section 3.21a).
“Company RSU” means each restricted stock unit granted under a Company Equity Plan.
“Company SEC Documents” has the meaning set forth in Section 3.8a).
“Company’s Knowledge,” “Knowledge of the Company” or “Knowledge” means the actual knowledge of Brian McKelligon, Johnny Ek, Jennifer Kamocsay and Peter Miller (solely with respect to the representations set forth in Section 3.20 of this Agreement).
“Contract” means any written, oral or other agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or any of its Affiliates or another Person, as applicable.
“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise. “Controlled” has a correlative meaning.
“Convertible Note” has the meaning set forth in Section 2.1a).
“DGCL” means the General Corporation Law of the State of Delaware.
“Definitive Documents” means this Agreement, the Registration Rights Agreement, any Convertible Note, and each of the other agreements and instruments entered into and delivered by the Parties hereto in connection with the transactions contemplated hereby.
“Draw Period” means the period beginning on May 15, 2025 and ending on the earlier of (a) the closing of the transactions contemplated by the Merger Agreement and, (b) July 9, 2025 if the Merger Agreement shall have been lawfully terminated pursuant to its terms on or prior to such date; provided, however, that if the event set forth in clause (a) occurs on or prior to May 15, 2025, there shall be no Draw Period under this Agreement and the Convertible Notes; provided, further, that if the Termination Date (as defined in the Merger Agreement) shall have been extended under Section 8.01(d)(ii) of the Merger Agreement, then the reference to “July 9, 2025” in clause (b) shall be replaced with “January 9, 2026”.
“End Date” means the earlier of (i) the date of the closing of the transactions contemplated by the Merger Agreement, (ii) the date that the Merger Agreement is terminated pursuant to its terms, or (iii) such date as the Company and Purchaser may mutually agree upon in writing.
“Environmental Laws” means all applicable federal, state, provincial, municipal, local and foreign Laws, statutes, regulations, ordinances and bylaws that have the force or effect of law, and all judicial and administrative Orders and determinations that are binding upon the Company or Parent, as applicable, and all policies, practices and guidelines of a Governmental Body that have, or are determined to have, the force of law, concerning pollution or protection of the environment or human health and safety, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to any Closing Date.
“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor federal statute thereto and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) which is, or has been, under common control or treated as a single employer, with the Company or Purchaser, as applicable, under Sections 414(b), (c), (m) or (o) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“FDA” means the U.S. Food and Drug Administration.

“FDA Fraud Policy” means the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto.
“GAAP” means U.S. generally accepted accounting principles, as in effect on the date of the Agreement, applied in a manger consistent with the Company’s or Purchasers’ past practice, as applicable.
“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other government or quasi-governmental authority or any department, minister or ministry, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court, arbitrator or other tribunal of any of the foregoing. For the avoidance of doubt, a Governmental Body shall not include public universities, public research institutions and public hospitals.
“Hazardous Substance” means petroleum, per- and poly-fluoroalkyl substances, or any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or any waste, material or substance that is regulated, defined, designated or otherwise determined to be dangerous, hazardous, radioactive, explosive, toxic or a pollutant or contaminant under or pursuant to any Environmental Law.
“Healthcare Laws” means, to the extent applicable to the conduct of Parent’s business or the Company’s business, as applicable, the following: (i) the Clinical Laboratory Improvement Amendments of 1988 (“CLIA”), the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. § 201 et seq.), the coverage and reimbursement provisions of Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act) and other government healthcare programs, including the Veterans Health Administration and the U.S. Department of Defense healthcare and contracting programs, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), including the criminal provisions thereunder, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.) and the exclusion laws (42 U.S.C. § 1320a-7), the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h), and any other U.S. federal or state Law that regulates the design, development, testing, studying, manufacturing, processing, transporting, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing, selling or marketing of the Products or Services, or that is related to remuneration (including ownership) to or by physicians or other healthcare providers (including kickbacks) or the disclosure or reporting of the same, recordkeeping, the hiring of employees or acquisition of services or supplies from those who have been excluded from government healthcare programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing healthcare products or services; (ii) all equivalent or similar Laws in any jurisdiction applicable to either Party or its Products or Services; and (iii) all regulations and guidance documents promulgated pursuant to such Laws.
“Indebtedness” means, with respect to any Person, without duplication, (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade payables or accruals incurred in the ordinary course of business consistent with past practice); (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (d) all obligations of such Person under capital leases; (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or liability); and (f) all obligations of the type referred to in clauses (a) though (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided, however, that if such Person has not assumed any such obligations referred to in this clause (f), then the amount of Indebtedness of such Person for purposes of this clause (f) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.
“Initial Closing” has the meaning set forth in Section 2.2a).
“Intellectual Property” means all intellectual property, proprietary and industrial rights arising in any jurisdiction throughout the world including those arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon and all design patents, utility models and similar rights; (ii) all trademarks, service marks, trade names, internet domain names, identifiers service names, brand names and trade dress rights (in each case, whether registered or unregistered), and all applications, registrations and renewals thereof and goodwill associated therewith; (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights; (iv) software, computer programs and applications (in each case, whether in source code, object code, or any other form), algorithms, and documentation with respect thereto (collectively “Software”); (v) data, databases,  trade secrets and know-how; and (vi) any other similar rights in any jurisdiction.
“Law” means any foreign or U.S. federal, state or local law (including common law), treaty, statute, code, Order, ordinance, Permit, rule, regulation, guidance document or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, including any Environmental Law.
“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.
“Lien” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, claim, lease, charge, option, preemptive right, right of first refusal, subscription right, easement,

servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or restriction.
“Material Adverse Effect” means, with respect to any Party, any change, effect, event, circumstance, occurrence, state of facts or development (each, an “Effect”) that has had, or would reasonably be expected to have, individually or in the aggregate with all other Effects, (1) a material adverse effect on the assets, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (2) to the ability of the Company to consummate timely the transactions contemplated by this Agreement, other than any Effect arising out of or resulting from (a) general business or economic conditions affecting the industry in which the Company or any of its Subsidiaries operates, to the extent such Effect does not disproportionately affect the Company or any of its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate; (b) any national or international political conditions, including the engagement by the U.S. in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the U.S. (including by virtue of any internet or “cyber” attack or hacking), or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., or any similar event or geopolitical conflict involving any other country, and military and/or governmental responses thereto, including economic sanctions, reverse sanctions, boycotts, reverse boycotts or commercial, currency and banking restrictions, in each case, to the extent such Effect does not disproportionately affect the Company or any of its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate; (c) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, changes in or effects in weather, meteorological conditions or climate, explosion, fire, act of God or other force majeure event, to the extent such Effect does not disproportionately affect the Company or any of its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate; (d) any epidemic, disease outbreak or pandemic, public health emergency or widespread occurrence of infectious disease, to the extent such Effect does not disproportionately affect the Company or any of its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate; and (e) financial, banking, or securities market conditions (including any disruption thereof and any decline in the price of any market index), to the extent such Effect does not disproportionately affect the Company or any of its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate.
“Material Contract” means any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.
“Merger Agreement” is defined in the Recitals.
“Merger Sub” means Wellfleet Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser.
“Nasdaq” means The Nasdaq Stock Market LLC.
“Nasdaq 19.99% Cap” has the meaning set forth in Section 5.2.
“Nasdaq Global Market” means the Nasdaq Global Market tier maintained by Nasdaq.

“Non-U.S. Plan” means each Plan that is subject to the Laws of a jurisdiction other than the U.S. (whether or not U.S. Law also applies).
“Order” means any order, writ, injunction, judgment or decree.
“Organizational Documents” means the certificate of incorporation, articles of incorporation, articles of association, bylaws or other charter or organizational documents of a company or other entity.
“Party” or “Parties” has the meaning set forth in the Preamble.
“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, or any Governmental Body.
“Personal Data” means any information in a Party’s or its Subsidiaries’ possession that alone or in combination with other information allows the identification of an individual or that constitutes “personal data,” “personal information,” “consumer health data” or similar term as defined by applicable Law.
“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other compensation or benefit plan, policy, program, arrangement or agreement in any jurisdiction, whether written or unwritten, funded or unfunded, subject to ERISA or not and covering one or more natural Persons, including any stock purchase, stock option, restricted stock, other equity-based, phantom equity, severance, separation, retention, employment, individual consulting, change in control, bonus, incentive, deferred compensation, pension, supplemental retirement, employee loan, health, dental, vision, workers’ compensation, disability, life insurance, death benefit, welfare, vacation, paid time off, leave of absence, employee assistance, legal services, tuition assistance or fringe benefit plan, policy, program, arrangement or agreement.
“PEO Staff” means any natural Person whose labor or services are provided to the Company or any of its Subsidiaries by a professional employer organization or employee leasing business.
“Permit” means any approval, clearance, authorization, certificate, consent, license, Order or permits or other similar authorization of any Governmental Body or under any Law.
“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are established in the consolidated financial statements of the Company, in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practice in respect of the construction, maintenance, repair or operation of assets for amounts which are not delinquent and which are not, individually or in the aggregate, significant to the Company’s business; (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the leased Company Real Property, which are not violated by the current use and operation of the leased Company Real Property; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the leased Company Real Property, which are not incurred in connection with the borrowing of money and do not materially impair the occupancy, marketability or use of such leased real property for the purposes for which it is currently used or proposed to be used in connection with the Company’s business; (e) Liens arising under workers’ compensation, unemployment insurance and social security; and (f) purchase money Liens and Liens securing rental payments under liabilities are required to be classified and accounted for under GAAP as capital leases.
“Product” means any product that the Company or its Subsidiaries has formulated, manufactured, processed, produced, packaged, transported, labeled, stored, distributed, marketed or sold, or is formulating, manufacturing, processing, producing, packaging, transporting, labeling, storing, distributing, marketing or selling and including any products currently under research use only, preclinical or clinical development by the Company and its Subsidiaries.
“Purchase Price” has the meaning set forth in Section  2.1a).
“Registration Rights Agreement” shall have the meaning set forth in Section 5.6.
“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.
“Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock issuable upon conversion of the Convertible Note.
“Sanctioned Person” means any Person (a) designated on the list of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders, or any equivalent list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, U.S. Department of State, European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, and any other relevant sanctions authority; (b) located, organized, or resident in a country or territory subject to comprehensive sanctions under applicable Trade Control Laws (including, as of the date of this Agreement, the Crimea, Donetsk, and Luhansk regions of Ukraine, Cuba, Iran, North Korea, and Syria, and Venezuela); or (c) 50% or more owned or controlled by, or acting for benefit or on behalf of, a Person or Persons described in (a) or (b).
“SEC” means the U.S. Securities and Exchange Commission.
“Securities” means any Convertible Note that delivered to Purchaser pursuant to this Agreement, as well as the shares of Common Stock that will be issuable upon conversion of the Convertible Note.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Services” means any service that the Company or any of its Subsidiaries, offers including designing and developing spatial biomarker assays, panels, and other custom assays; procuring,

preparing, staining, and reviewing tissues; acquiring images using the applicable Products; and performing analytical validation, human specimen testing, tissue analysis, and spatial phenotyping.
“Software” has the meaning set forth in the definition of the term “Intellectual Property.”
“Stockholder Approval” has the meaning set forth in Section 5.2.
“Subsequent Closing” has the meaning set forth in Section 2.2a).
“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.
“Tax” or “Taxes” means (a) any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, escheat, unclaimed property, personal property, sales, use, transfer, registration, base erosion anti-abuse minimum, diverted profits, value-added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, in each case, whether disputed or not; and (b) any penalty, fine or similar charge for any failure to file a Tax Return in a correct, complete or timely manner.
“Tax Returns” means any return, report, election, claim for refund or information return (including any schedules thereto) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax, including all amendments thereto.
“Trade Control Laws” means any applicable trade, economic sanctions and export controls Laws.
“WARN” has the meaning set forth in Section 3.19(b).
Section 1.2Construction. In this Agreement, unless the context otherwise requires:

(a)all references in this Agreement to Exhibits, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise;
(b)titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof;
(c)all references in this Agreement to “days” refer to “calendar days” unless otherwise specified;
(d)all Exhibits hereto to this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full herein;
(e)the words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited;
(f)the words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive;
(g)the word “including” (in its various forms) means including without limitation;
(h)the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if;”
(i)all references to “$” and “dollars” shall be deemed to refer to U.S. currency unless otherwise specifically provided;
(j)pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires; and
(k)the parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
ARTICLE II
PURCHASE AND SALE
Section 2.1    The Purchase and Sale.
(a)On the terms and subject to the conditions set forth herein, at each Closing, Purchaser hereby agrees to purchase (or cause certain of its Subsidiaries to purchase), and the

Company shall sell to Purchaser (or such Subsidiaries), one or more convertible promissory notes in substantially the form attached hereto as Exhibit A having an aggregate principal amount of up to $30,000,000 (“Convertible Note”) in exchange for an aggregate purchase price of up to $30,000,000 (the “Purchase Price”), payable in one or more tranches.
(b)The Parties agree that any Convertible Note to be purchased by Purchaser hereunder shall be issued in reliance upon the exemption from registration set forth in Section 4(a)(2) of the Securities Act.
(c)Each issuance and sale of Convertible Notes shall be made at a Closing, pursuant to the terms and subject to the conditions set forth in this Agreement, upon the Company’s irrevocable notice to the Purchaser. The Company may only deliver such a notice during the Draw Period. Each such notice must be received by the Purchaser not later than three Business Days prior to the requested date of the Closing and shall specify (i) the amount to be borrowed at the applicable Closing, which amount shall be no less than $5,000,000 and (ii) the requested date of the Closing, which shall be a Business Day.
Section 2.2    Closing.
(a)The initial closing of the purchase of Convertible Notes shall occur on any Business Day (i) after the satisfaction or waiver of the conditions set forth in 6.1 and Section 6.2 (other than those conditions that by their terms are to be satisfied at the applicable Closing, but subject to the satisfaction or waiver of those conditions), and (ii) on or prior to the date of the first Subsequent Closing (as defined below) (the “Initial Closing”). One or more additional closings of the purchase of Convertible Notes shall occur on any Business Day (i) following the execution and delivery of the Merger Agreement and after the satisfaction or waiver of the conditions set forth in 6.1 and Section 6.2 (other than those conditions that by their terms are to be satisfied at the applicable Closing, but subject to the satisfaction or waiver of those conditions), and (ii) on or after the date of the Initial Closing (a “Subsequent Closing” and, together with the Initial Closing, the “Closings” or each individually, a “Closing”).
(b)No Closing shall occur before or after the Draw Period. The aggregate principal amount of Convertible Notes issued at the Closings shall not exceed $30,000,000.
(c)Any Closing shall take place remotely via the electronic exchange of documents and signatures, or at such other time and place as the Parties may agree in writing. The date on which the Closing actually occurs shall be referred to herein as the “Closing Date.”
(d)At or prior to the Closing, the Company shall:
(i)deliver or cause to be delivered to Purchaser:
(A)a certificate of good standing of the Company as of a date no earlier than two Business Days prior to the Closing Date;
(B)at the time of the Initial Closing, the certificate contemplated by Section 6.1g);

(C)a duly executed Convertible Note registered in the name of Purchaser, free and clear of all Liens;
(D)at the time of the Initial Closing, an opinion from the Company’s outside legal counsel, dated as of the Closing Date, in a customary form reasonably acceptable to Purchaser;
(E)at the time of the Initial Closing, (I) the consent of MidCap Financial Trust for the issuance of Convertible Notes, pursuant to the terms of the Company Existing Loan Documents and (II) an executed subordination agreement by and among MidCap Financial Trust, the Purchaser and the Company (the “Subordination Agreement”);
(F)at the time of the Initial Closing, copies of the resolutions or written consents duly adopted by the Board and certified by the Company’s secretary authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and
(G)at the time of the Initial Closing, counterparts to the Registration Rights Agreement and the Subordination Agreement.
(ii)deliver or cause to be delivered any other customary documents or certificates reasonably requested by Purchaser which are reasonably necessary to give effect to the Closing.
(e)At or prior to the Closing, Purchaser shall:
(i)pay or cause to be paid the Company the applicable portion of the Purchase Price for such Closing by wire transfer of immediately available funds; and
(ii)at the time of the Initial Closing, deliver or cause to be delivered counterparts to the Registration Rights Agreement and the Subordination Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in the Company SEC Documents furnished or filed after December 31, 2023 and at least one Business Day prior to the date of this Agreement (excluding any disclosures in any risk factors section or otherwise relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Purchaser as of the date hereof and as of each Closing as follows:
Section 3.1    Organization and Corporate Power.

(a)The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of the Subsidiaries of the Company is a corporation or other entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted.
(b)Each of the Company and its Subsidiaries has all Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such Permits would not have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws of the Company and the Organizational Documents of each of its Subsidiaries, as in effect as of the date of this Agreement, have been heretofore made available to Purchaser.
Section 3.2    Authorization; Valid and Binding Agreement. The execution, delivery and performance of the Definitive Documents by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of the Company, and no other corporate approvals on the Company’s part are necessary to authorize the execution, delivery or performance of the Definitive Documents. Assuming that the Definitive Documents are valid and binding obligation of Purchaser, the Definitive Documents constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights or general principles of equity affecting the availability of specific performance and other equitable remedies (collectively, the “Enforceability Exceptions”).
Section 3.3    Issuance of Securities. The issuance of the Securities is duly authorized, and, upon issuance in accordance with the terms of the Definitive Documents, will be validly issued, fully paid and non-assessable (to the extent such concepts are applicable) and free and clear of all Liens. At each Closing any Convertible Note issued by the Company will be in substantially the form attached hereto as Exhibit A. The issuances of the Securities in connection with the transactions contemplated by the Definitive Documents are in compliance, in all respects, with all applicable Laws, and the Securities are not subject to, and will not be issued in violation of, any purchase options, call options, rights of first refusal, preemptive rights, subscription rights or any similar rights under applicable Law, the Company’s Organizational Documents or any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound. Subject to the accuracy of the representations and warranties of Purchaser set forth in Article IV, the offer and issuance by the Company of the Securities is exempt from registration under the Securities Act. As of each Closing the Company will have reserved from its duly authorized Capital Stock the Required Minimum.

Section 3.4    No Conflicts. Except with respect to clauses (b) and (c) for any conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the execution, delivery and performance of the Definitive Documents by the Company and the consummation of the transactions contemplated thereby do not (a) conflict with or violate the Company’s or any of its Subsidiaries’ Organizational Documents, (b) assuming all consents, approvals, authorizations and other actions described in Section 3.5 have been obtained and all filings and obligations described in Section 3.5 have been made, conflict with or violate any Law or Order to which the Company, its Subsidiaries or any of their properties or assets is subject, or (c) conflict with or result in any breach of, constitute (with or without notice of or lapse of time of both) a default under, result in a violation of, give rise to a right of termination, modification, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of the Company or any of its Subsidiaries, or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other third party, under the provisions of any Material Contract.
Section 3.5    Consents. Except as may be required by (a) the Exchange Act, (b) the Securities Act, (c) U.S. state securities Laws, (d) Nasdaq, and (e) the DGCL, in each case, which requirements have or will be satisfied in connection with the transactions contemplated hereby, (i) none of the Company or any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of the Definitive Documents or the consummation of the transactions contemplated thereby and (ii) no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by the Company or any of its Subsidiaries in connection with its execution, delivery and performance of the Definitive Documents or the consummation of the transactions contemplated thereby, except for those notices, reports, filings, consents, approvals or authorizations the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.6    No General Solicitation; Agents’ Fees. Neither the Company, nor any of its Subsidiaries, Affiliates, Representatives or any other Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities. No placement agent’s fees, financial advisory fees, or brokers’ commissions or fees or any similar fees are or will be owed or payable to any Person in connection with transactions contemplated by the Definitive Documents. Neither the Company nor any of its Subsidiaries has engaged any placement agent or other agent in connection with the offer or sale of the Securities. The Company further acknowledges that Purchaser is not acting as a financial advisor or fiduciary of the Company or any of its Subsidiaries (or in any similar capacity) with respect to the Definitive Documents and the transactions contemplated thereby and that the Company’s decision to enter into the Definitive Documents to which it is a party has been based solely on the independent evaluation by the Company and its Representatives.
Section 3.7    Application of Takeover Protections; Rights Agreement. Prior to the Initial Closing the Company and the Board will have taken all necessary actions, if any, in order to comply with or obtain waivers in connection with any control share acquisition, interested stockholder, business combination, poison pill (including any distribution under a rights agreement), stockholder rights plan or other similar anti-takeover provision under any its Organizational Documents or the

Laws of the jurisdiction of its incorporation or otherwise which is or could become applicable to Purchaser as a result of the transactions contemplated by the Definitive Documents, including the Company’s issuance of the Securities and ownership by Purchaser of the Securities. The Company and the Board have taken all necessary action, if any, in order to render inapplicable any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of shares of Common Stock or a change in control of the Company or any of its Subsidiaries.
Section 3.8    SEC Reports; Disclosure Controls and Procedures.
(a)The Company has filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated by reference therein) with the SEC required to be filed or furnished by the Company since June 30, 2022 (if amended, supplemented or superseded by a filing at least one Business Day prior to the date of this Agreement, then such filing as so amended, supplemented or superseded, the “Company SEC Documents”). As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing), (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the requirements of the Sarbanes-Oxley Act of 2002, as amended, and the regulations promulgated thereunder, each as in effect on the date so filed or furnished, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents, and, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any outstanding SEC comment or investigation. No Subsidiary of the Company is required to file reports with the SEC pursuant to the requirements of the Exchange Act.
(b)The consolidated financial statements (including all related notes and schedules) of the Company and its consolidated Subsidiaries contained in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof (or, if amended, supplemented or superseded by a filing at least one Business Day prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing) and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. Since June 30, 2022, neither the Company nor any of its Subsidiaries has become a party to any joint venture, off balance sheet partnership or any similar Contract, where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s published financial statements or other Company SEC Documents.

(c)The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets. Since June 30, 2022, none of the Company, the Company’s independent accountants, the Board or its audit committee has received any oral or written notification of any (A) “significant deficiency” in the internal controls over financial reporting of the Company, (B) “material weakness” in the internal controls over financial reporting of the Company, or (C) fraud, whether or not material, that involves management or other employees of the Company or its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company. Since June 30, 2022, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.
(d)The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.
(e)Since December 31, 2023, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received or otherwise obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and, (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, by the Company or any of its Subsidiaries or any of their officers, directors, employees or agents to any director or executive officer of the Company.
(f)The Company is in material compliance with the applicable listing and corporate governance rules and regulations of Nasdaq.
Section 3.9    Absence of Certain Developments.

(a)Since September 30, 2024, there has not occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
(b)Except as expressly contemplated by this Agreement, since September 30, 2024, each of the Company and its Subsidiaries has carried on and operated its business in all material respects in the ordinary course of business, and neither the Company nor any of its Subsidiaries has taken any action that, if taken during the period from the date of this Agreement through the Closing without Parent’s consent, would constitute a breach of any of the covenants in Section 5.1.
Section 3.10    Conduct of Business; Regulatory Permits.
(a)Neither the Company nor any of its Subsidiaries is in violation of any term of or in default under its respective Organizational Documents. Neither the Company (including its predecessors) nor any Subsidiaries thereof (i) is, or has been since June 30, 2022, in violation of any applicable Law or Order applicable thereto or (ii) has received since June 30, 2022 a notification or communication from any Governmental Body asserting that it is not or has not been in compliance with any applicable Law or Order, except which could not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, the Company is not in material violation of any of the rules, regulations or requirements of the Nasdaq Global Market, and has no Knowledge of any facts or circumstances that could reasonably lead to delisting or suspension of trading the Common Stock by the Nasdaq Global Market. Since June 30, 2022, (i) the Common Stock has been listed or designated for quotation on the Nasdaq Global Market, (ii) trading in the Common Stock has not been suspended by the SEC or the Nasdaq Global Market and (iii) the Company has received no communication, written or oral, from the SEC or the Nasdaq Global Market regarding the suspension or delisting of the Common Stock from the Nasdaq Global Market. The Company and each of its Subsidiaries possess all licenses, certificates, authorizations and permits issued by the appropriate Governmental Body necessary to conduct their respective businesses, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such license, certificate, authorization or permit, except to the extent that the failure to possess all such licenses, certificates, authorizations and permits would not, individually or in the aggregate, have a Material Adverse Effect. There is no Contract or Order binding upon the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party which, individually or together with any other Contract or Order, has had or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries.
(b)The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its Knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. The Company has not, since June 30, 2022, received notice from the Nasdaq Global Market to the effect that the Company is not in compliance with the listing or maintenance requirements of the Nasdaq Global Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and the Company is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.
Section 3.11    Anti-Corruption Laws.
(a)Since June 30, 2022, none of the Company or its Subsidiaries, any director, officer, nor, to the knowledge of the Company, any employee or agent of the Company or its Subsidiaries, nor, any distributor or other third party representative of the Company, has directly or indirectly made, offered to make, attempted to make, accepted, authorized, promised, requested, or received, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any person, private or public, regardless of what form, whether in money, property, services, or anything else of value, for any improper purpose or to secure an improper advantage, in each case, in violation of any Anti-Corruption Laws, (ii) to the Knowledge of the Company, as of the date of this Agreement, neither the Company nor any of its Subsidiaries (A) is under any internal or Governmental Body investigation for any material violation of any Anti-Corruption Laws, or (B) has received since June 30, 2022, any written notice or other communication from any Governmental Body regarding a violation of, or failure to comply with, any Anti-Corruption Laws, (iii) since June 30, 2022, neither the Company nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Body with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws and (iv) since June 30, 2022, the Company and its Subsidiaries have maintained an adequate system of internal controls reasonably designed to ensure compliance in all material respects with applicable Anti-Corruption Laws and to prevent and detect violations of Anti-Corruption Laws.
(b)Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, none of the Company, its Subsidiaries, or their respective officers or directors (i) is a Sanctioned Person, (ii) has, since June 30, 2022, engaged in a transaction with a Sanctioned Person, (iii) has been cited or fined for failure to comply with Trade Control Laws, and no Action, or to the knowledge of the Company, investigation, complaint or enquiry, with respect to any alleged non-compliance with Trade Control Laws by the Company or any of its Subsidiaries is pending or, to the Company’s knowledge, threatened, and (iv) has made any disclosure (voluntary or otherwise) to any Governmental Body with respect to any potential violation or liability of the Company or any of its Subsidiaries arising under or relating to any Trade Control Laws.
Section 3.12    Sarbanes-Oxley Act. The Company and each of its Subsidiaries is in material compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and any and all applicable rules and regulations promulgated by the SEC thereunder.
Section 3.13    Transactions With Affiliates. There have not been any transactions or Contracts or series of related transactions or Contracts required to be disclosed under Item 404 of Regulation S-K under the Exchange Act.
Section 3.14    Capitalization.

(a)The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, $0.00001 par value per share. As of December 31, 2024, there were (i) 49,572,122 shares of Common Stock issued and outstanding, (ii) no shares of preferred stock issued and outstanding, (iii) no shares of Common Stock held by the Company in its treasury, (iv) outstanding Company Options to purchase an aggregate of 5,321,624 shares of Common Stock, (v) 2,412,495 shares of Common Stock subject to or otherwise deliverable in connection with outstanding Company RSUs, (vi) 3,191,674 shares of Common Stock reserved for issuance in respect of future awards under the Company Equity Plans and (vii) 796,943 shares of Common Stock reserved for issuance under the Company ESPP.
(b)All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and not subject to or issued in violation of preemptive or similar rights. All of the issued and outstanding shares of Common Stock, Company Options and Company RSUs were issued in compliance in all material respects with all applicable Laws concerning the issuance of securities. Except as disclosed in the Company SEC Documents, the Company does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except as disclosed in the Company SEC Documents, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of the Company, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of the Company, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of the Company, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or (v) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which Company Stockholders may vote.
(c)All of the outstanding Company Options and Company RSUs have been duly authorized by all necessary corporate action and were granted in accordance with the terms of all applicable Plans and applicable Laws, and do not trigger any liability for the holder thereof under Section 409A of the Code. Each Company Option has an exercise price that is no less than the fair market value of the underlying Shares on the date of grant, as determined in accordance with Section 409A of the Code.
(d)There are no stockholder agreements or voting trusts or other agreements or understandings to which the Company is a party with respect to the voting, or restricting the transfer, of the capital stock or any other equity interest of the Company. The Company has not granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect. No shares of capital stock of the Company are held by any Subsidiary of the Company.
(e)As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company or any of its Subsidiaries is subject, a party to, or otherwise bound.

Section 3.15    Contracts and Commitments.
(a)As of the date of this Agreement, none of the Company or any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, or any Company SEC Documents filed after the date of filing of such Form 10-K until the date of this Agreement.
(b)Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its subsidiaries taken as a whole, (i) the Company is not (and to the Company’s Knowledge is not alleged to be) in breach of or default under any Material Contract and (ii) to the Company’s Knowledge, as of the date of this Agreement, the parties other than the Company or any of its Subsidiaries to each of the Material Contracts is not in breach thereof or in default thereunder. Each Material Contract is legal and in full force and effect and is valid, binding and enforceable against the Company and its Subsidiaries (to the extent party thereto) and, to the Company’s Knowledge, each other party thereto. As of the date of this Agreement, no party to any Material Contract has given any written notice, or to the Knowledge of the Company, any notice (whether or not written) of termination or cancellation of any Material Contract or that it intends to seek to terminate or cancel any Material Contract (whether as a result of the transactions contemplated hereby or otherwise).
Section 3.16    Litigation. There are no Actions pending, nor, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries or any of their respective (x) properties or (y) present or former officers or directors in such individual’s capacity as such, at law or in equity, or before or by any Governmental Body, and the Company and its Subsidiaries are not subject to or in violation of any outstanding Order of any Governmental Body in each case, that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
Section 3.17    Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts, in each case, as is customary in the businesses in which the Company and its Subsidiaries are engaged. All premiums due and payable in respect of such insurance policies maintained by the Company and its Subsidiaries have been paid in full. Neither the Company nor any of its Subsidiaries have been refused any insurance coverage sought or applied for, and neither the Company nor any such Subsidiary has any reason to believe that it will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on substantially the same terms as now in effect. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no such insurance policy of the Company or any of its Subsidiaries has been, or has been threatened to be, cancelled by the applicable insurer since June 30, 2022, and neither the Company nor any of its Subsidiaries has received any written notice of cancellation or non-renewal of any such insurance policy.
Section 3.18    Employment and Labor Matters.

(a)Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other agreement with a labor union, works council or other employee representative body, and there are no such agreements which pertain to employees of the Company or any of its Subsidiaries in existence or in negotiation. No employees of the Company or any of its Subsidiaries are represented by a labor union, works council or other employee representative body. Neither the Company nor any of its Subsidiaries have experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two years, and to the Company’s Knowledge, no such strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute is threatened. Neither the Company nor any of its Subsidiaries will incur any notice, consultation or consent obligations with respect to any labor union, works council or other employee representative body in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby. There are no, and for the past two years there have been no, Actions or material disputes (A) between the Company or any of its Subsidiaries and any of their respective employees, independent contractors or PEO Staff or (B) by or before any Governmental Body affecting the Company or any of its Subsidiaries concerning employment matters. To the Company’s Knowledge, (i) there are no Actions or any material disputes threatened (A) between the Company or any its Subsidiaries and any of their respective employees, independent contractors or PEO Staff or (B) by or before any Governmental Body affecting the Company or any of its Subsidiaries concerning employment matters, and (ii) there is no current campaign being conducted to solicit cards from or otherwise organize employees of the Company or any of its Subsidiaries or to authorize a labor union, works council or other employee representative body to request that the National Labor Relations Board (or any other Governmental Body) certify or otherwise recognize such a body with respect to employees of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries have been subject to an application by a labor union, works council or other employee representative body to be declared a common or related employer under labor relations legislation.
(b)The Company and its Subsidiaries are in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, human rights, discrimination, pay equity, employment equity, workers’ compensation, safety and health, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law. There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar foreign, state, provincial or local Laws) with respect to the Company or any of its Subsidiaries within the two years prior to date hereof. As of the date of this Agreement, to the Company’s Knowledge, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to the Company or any of its Subsidiaries to terminate employment with the Company or any of its Subsidiaries within the next 12 months. To the Company’s Knowledge, no employee, independent contractor or PEO Staff of the Company or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement, including any confidentiality or non-competition agreement, that in any material way prohibits, adversely affects or restricts the performance of such Person’s duties as presently conducted.
(c)To the Company’s Knowledge, in the last three years prior to the date of this Agreement, no allegations of sexual harassment or sexual misconduct have been made to the

Company or any of its Subsidiaries against any director, officer, employee, independent contractor or PEO Staff of the Company or any of its Subsidiaries. In the last three years prior to the date of this Agreement, neither the Company or any Subsidiary has entered into any settlement agreements related to allegations of sexual harassment or misconduct by a director, officer, employee, independent contractor or PEO Staff of the Company or any of its Subsidiaries.
Section 3.19    Title.
(a)The Company and its Subsidiaries have good and valid title to, or hold pursuant to valid and enforceable leases or other comparable Contract rights, all of the personal property and other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, in each case, free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Company’s Knowledge, all such items of tangible personal property are in operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practices.
(b)The Company and its Subsidiaries do not own, nor has either ever owned, any real property or interest in real property or any agreement or option or right of first refusal or first offer to acquire real property. The Company Real Property leases are in full force and effect and the Company holds a valid and existing leasehold interest in the Company Real Property under each such applicable lease. Neither the Company nor, to the Company’s Knowledge, any other party to the applicable Company Real Property leases is in default in any material respect under, or has given any written notice of termination or cancellation, any of such leases. No event has occurred which, if not remedied, would result in a default by the Company in any material respect under the Company Real Property leases, and, to the Company’s Knowledge, no event has occurred which, if not remedied, would result in a default by any party other than the Company in any material respect under the Company Real Property leases, and there are no outstanding claims of breach or indemnification or notice of material default or termination of any Company Real Property lease.
Section 3.20    Intellectual Property Rights.
(a)All issued and granted patents, domain names, registered trademarks and service marks, registered copyrights and applications for any of the foregoing (“Company Registered Intellectual Property”), that are currently owned by or exclusively licensed to the Company or any of its Subsidiaries under an Company In-License is valid, enforceable, subsisting and in full force and effect, and all other Company Registered Intellectual Property is valid and subsisting. One or more of the Company and its Subsidiaries owns and possesses all right, title and interest in and to each item of the Intellectual Property owned by or purported to be owned by the Company or any of its Subsidiaries free and clear of all Liens other than Permitted Liens. The Intellectual Property owned by the Company and its Subsidiaries, together with any Intellectual Property licensed to the Company or its Subsidiaries under the Company In-Licenses (and any licenses for commercially available Software) constitutes all Intellectual Property used in and material to or otherwise necessary for the Company’s or its Subsidiaries’ manufacture or sale of its Products or Services or operation of the business of the Company or its Subsidiaries as currently conducted. To the Knowledge of the Company, no Person is currently infringing, misappropriating, diluting or otherwise violating, or has previously within the past four years infringed, misappropriated, diluted or otherwise violated, any material Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries. No Person has provided written notice of an Action or, to the Knowledge of the Company, threatened an Action, challenging the ownership, validity, enforceability or scope of any Company Registered Intellectual Property, and no item of Company Registered Intellectual Property is the subject of any outstanding Order, or ruling enacted, adopted, promulgated or applied by a Governmental Body or arbitrator of which the Company has received written notice.
(b)To the Company’s Knowledge, the Company and its Subsidiaries, their Products and the business of the Company and its Subsidiaries as currently conducted, do not infringe, misappropriate, dilute or otherwise violate any Intellectual Property owned by another Person and have not infringed, misappropriated, diluted or otherwise violated any Intellectual Property owned by another Person within the past six years. The Company and its Subsidiaries have not, within the past six years, received any charge, complaint, claim, demand, notice or other communication alleging any infringement, misappropriation, dilution or other violation (including any claim that the Company or a Subsidiary must license or refrain from using any Intellectual Property of another Person in order to avoid infringement, misappropriation, dilution or other violation) of the Intellectual Property of another Person, and there is no pending (or, to the Knowledge of the Company, threatened) Action alleging any such infringement, misappropriation, dilution or violation.
(c)The Company and its Subsidiaries have taken commercially reasonable efforts to protect and preserve their rights in all Intellectual Property owned by or licensed to the Company or any of its Subsidiaries, including to maintain the confidentiality and value of all trade secrets and other material confidential information of the Company. All current and former employees, contractors and consultants of the Company or any of its Subsidiaries are subject to binding and enforceable obligations of confidentiality to the Company or its Subsidiaries, and all such Persons who have created any Intellectual Property for the Company of a Subsidiary in connection with their engagement by the Company or a Subsidiary that is material to (and, to the Knowledge of the Company, any Intellectual Property that is otherwise used in) the conduct of the business of the Company or a Subsidiary as currently conducted have either (i) assigned to one or more of the Company or its Subsidiaries all of their rights, title and interests therein, to the full extent permitted by Law and to the extent such rights would not automatically vest with the Company or one of its Subsidiaries by operation of Law or (ii) with respect to consultants and contractors, (A) as it relates to Intellectual Property other than Software, granted the Company or its Subsidiaries sufficient rights in such Intellectual Property to conduct the business of the Company and its Subsidiaries as currently conducted, or (B) as it relates to Software, assigned to one or more of the Company of its Subsidiaries all of their rights, title and interests therein.
Section 3.21    Environmental Laws. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a)each of the Company and its Subsidiaries is and has been in compliance with all Environmental Laws;

(b)each of the Company and its Subsidiaries holds, and is and has been in compliance with, all Permits required under Environmental Laws to operate its business at the Company Real Property as presently conducted;
(c)none of the Company or any of its Subsidiaries has received any notice from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws;
(d)no Hazardous Substance has ever been released, generated, treated, contained, handled, used, manufactured, processed, buried, disposed of, deposited, stored, or otherwise managed by the Company or on, under or about any of the real property occupied or used by the Company and the Company has not disposed of or released or allowed or permitted the release of any Hazardous Substance at any real property, including the Company Real Property, so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or any other Environmental Laws;
(e)to the Company’s Knowledge, there are no and have never been any Hazardous Substances present on, at, in or under any real property currently or formerly owned, leased or used by the Company for which the Company has, or may have, Liability; and
(f)the Company has not assumed by Contract, or by operation of law, any Liability of any other Person under any Environmental Law.
Section 3.22    Tax Status.
(a)(i) The Company and its Subsidiaries have timely filed (taking into account any applicable extensions) all income and other material Tax Returns required to be filed by them, (ii) such Tax Returns are complete and correct in all material respects, (iii) the Company and its Subsidiaries have timely paid all Taxes as due and payable (whether or not shown on any Tax Return) and, (iv) as of December 31, 2023, any Liability of the Company or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings, has been provided for in the financial statements of the Company in accordance with applicable accounting practices and procedures. Since December 31, 2023, neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes outside the ordinary course of business.
(b)No claim has been made in writing by any Governmental Body in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries. The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Neither the Company nor any of its

Subsidiaries has been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).
(c)No material non-U.S., federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its Subsidiaries.
(d)(A) There is no outstanding request for any extension of time for the Company or any of its Subsidiaries to pay any material Tax or file any material Tax Return, other than any such request made in the ordinary course of business that is granted automatically, and (B) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Tax of the Company or any of its Subsidiaries that is currently in force.
(e)The Company and its Subsidiaries are not and have never been resident for Tax purposes in any jurisdiction other than the country of its respective formation, and do not have, and have never had any permanent establishment or other taxable presence in any jurisdiction other than the country of its respective formation.
(f)Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes). Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group the common parent of which was the Company) or (ii) has Liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or by Contract (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).
(g)Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code (or any similar provision of state, local or non-U.S. Law).
(h)Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction or loss from, taxable income, or make any adjustment under Section 481(a) of the Code, for any taxable period (or portion thereof) ending after the date hereof as a result of any (i) change in or improper use of any method of accounting for any taxable period ending on or prior to the date hereof; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or other Law) executed prior to the date hereof; (iii) installment sale or open transaction disposition made on or prior to the date hereof; or (iv) prepaid amount received or deferred revenue accrued outside the ordinary course of business on or prior to the date hereof. Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code.
(i)Neither the Company or any of its Subsidiaries (i) is, or has ever been, a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal, state, local or non-U.S. income Tax purposes; or (ii) owns or has ever owned any stock or other interest in a controlled foreign corporation within the meaning of Section 957(a) of the Code or any passive foreign investment company within the meaning of Section 1297(a) of the Code.
Section 3.23    Data Privacy.
(a)The Company and its Subsidiaries (i) maintain commercially reasonable policies and procedures regarding security, privacy, and the use of Personal Data and that are designed to protect Personal Data from unauthorized access, use or disclosure, (ii) maintain commercially reasonable administrative, technical, and physical security measures given the industry in which the Company operates to protect Personal Data and systems against loss, damage, unauthorized access, use, modification, or other misuse, (iii) contractually obligate third-party service providers to contractual terms relating to such provider’s compliance with applicable Law, and (iv) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since June 30, 2022, have been in compliance with all of the Company’s and its Subsidiaries’ published and written policies, as applicable, governing security, privacy, and the use of Personal Data, contractual restrictions and applicable Laws governing data privacy and data security.
(b)The Company and its Subsidiaries’ systems, including information technology assets, computer systems, equipment, hardware, servers, software, networks, telecommunications systems and related infrastructure, used or held for use by the Company. are adequate for, and operate and perform as required in connection with, the operation of the Company or its Subsidiaries as currently conducted. To the Company’s knowledge, none of the systems contains any material virus, “time bombs”, “back doors”, “trap doors”, Trojan horse, spyware, keylogger software, worm or other software routines, faults, malicious code, damaging devices, or hardware components designed to permit misuse of the systems or any data thereon.
(c)To the Company’s knowledge, since June 30, 2022, none of the Company or any of its Subsidiaries has experienced any confirmed unauthorized access, acquisition, interruption, alteration, modification, loss, theft, corruption, destruction, compromise or other unauthorized processing of any Personal Data, except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.
(d)To the Company’s knowledge, since June 30, 2022, none of the Company or any of its Subsidiaries has been under investigation by any state, federal, or foreign jurisdiction regarding its protection, storage, use, disclosure, and transfer of Personal Data.
(e)To the Company’s knowledge, since June 30, 2022, none of the Company or any of its Subsidiaries has received any material written claim, complaint, inquiry or notice from any governmental, regulatory or self-regulatory authority or entity, or any data subject, related to the Company’s or its Subsidiaries’ collection, processing, use, storage, security, or disclosure of Personal Data, alleging that any of these activities are in violation of any applicable Laws governing data privacy and data security.

Section 3.24    Investment Company Status. The Company is not, and upon consummation of the sale of the Securities will not be, an “investment company,” an affiliate of an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.
Section 3.25    U.S. Real Property Holding Corporation. The Company (including its predecessors) and all Subsidiaries thereof is not, has not ever been, and, for so long as any of the Securities are held by Purchaser, shall not become, a U.S. real property holding corporation within the meaning of Section 897 of the Code.
Section 3.26    Registration Eligibility. The Company is, and from and after each Closing will be, eligible to register the Registrable Securities (as defined in the Registration Rights Agreement) for resale by Purchaser using Form S-3 promulgated under the Securities Act.
Section 3.27    Transfer Taxes. On each Closing Date all stock transfer or other Taxes (other than income or similar Taxes) that are required to be paid in connection with the issuance, sale and transfer of the Securities to be sold to Purchaser pursuant to this Agreement at such Closing will be, or will have been, fully paid or provided for by the Company, and all Laws imposing such Taxes will be or will have been complied with in all material respects.
Section 3.28    Shell Company Status. The Company is not an issuer identified in, and subject to, Rule 144(i).
Section 3.29    ERISA Compliance.
(a)Each Company Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code has received a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service that remains current to the effect that the form of such Company Plan is so qualified, and the Company is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such Company Plan. The Company Plans comply in form and in operation in all material respects with the requirements of the Code, ERISA and other applicable Law.
(b)With respect to the Company Plans, (i) all required contributions to, and premiums payable in respect of, such Company Plan have been timely made within the time periods, if any, prescribed by ERISA, the Code or other applicable Law or, to the extent not required to be made on or before the date of this Agreement, have been properly accrued on the Company’s financial statements in accordance with GAAP, and (ii) there are no Actions, audits, suits or claims pending or, to the Company’s Knowledge, threatened, other than routine claims for benefits. No Company Plan is, or in the past three years has been, the subject of an investigation, examination or audit by a Governmental Body or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Body.
(c)Except as would not reasonably be expected to result in material liability to the Company, neither the Company nor any of its Subsidiaries has engaged in any non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA. To the Company’s Knowledge, no prohibited transaction with in the meaning of Section 4675 of the Code or Section 406 of ERISA has occurred with respect to any Company Plan.
(d)Neither the Company nor any of its ERISA Affiliates has at any time in the past six years sponsored or contributed to, or has or has had any Liability or obligation in respect of any Plan that is or was at any relevant time (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (v) any health or other welfare arrangement that is or was self-insured other than a flexible spending account plan. No Company Plan is or has ever been, or currently funds or has ever been funded by, a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits. None of the Company Plans obligates the Company or its Subsidiaries to provide a current or former employee or other service provider (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other Law and coverage through the end of the month of termination of employment.
(e)Each Company Plan that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been written, executed and operated in all material respects in compliance with Section 409A of the Code and the regulations promulgated thereunder.
(f)With respect to each Company Plan that is a Non-U.S. Plan, the fair market value of the assets of each funded Non-U.S. Plan, the liability of each insurer for any non-U.S. Plan funded through insurance or the book reserve established for any Non-U.S. Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis (actual or contingent) with respect to all current or former participants under such Non-U.S. Plan according to the actuarial assumptions and valuation most recently used to determine employer contributions to such Non-U.S. Plan, and none of the contemplated transactions will cause such assets, insurance obligations or book reserves to be less than such benefit obligations. Each such Non-U.S. Plan required to be registered has been registered and has been maintained in all material respects in good standing with each applicable Governmental Body. No Company Plan that is a Non-U.S. Plan is a defined benefit pension plan.
Section 3.30    Management. Since June 30, 2022, no current or former officer or director or, to the Knowledge of the Company, no current 10% or greater stockholder of the Company (including its predecessors) or any Subsidiaries thereof has been the subject of:
(a)a petition under applicable bankruptcy Laws or any other applicable insolvency or moratorium Law or the appointment by a court of a receiver, fiscal agent or similar officer for such Person, or any partnership in which such person was a general partner, or any corporation or business association of which such person was an executive officer;
(b)a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations that do not relate to driving while intoxicated or driving under the influence);

(c)any Order that has not subsequently reversed, suspended or vacated, permanently or temporarily enjoining any such person from, or otherwise limiting, the following activities:
(i)engaging in any particular type of business practice; or
(ii)engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of securities Laws or commodities Laws;
(d)any Order that has not been subsequently reversed, suspended or vacated, barring, suspending or otherwise limiting for more than 60 days the right of any such person to engage in any activity described in the preceding sub paragraph, or to be associated with persons engaged in any such activity;
(e)a finding by a Governmental Body in a civil Action or by the SEC or other authority to have violated any securities Laws or decrees, and the judgment in such civil Action or finding by the SEC or any other authority has not been subsequently reversed, suspended or vacated; or
(f)a finding by a Governmental Body in a civil Action or by the Commodity Futures Trading Commission to have violated any federal commodities Laws, and the judgment in such civil Action or finding has not been subsequently reversed, suspended or vacated.
Section 3.31    FDA and Regulatory Matters.
(a)Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company is, and since December 31, 2019, has been, in compliance with all Healthcare Laws applicable to the Company and its Products and Services, including requirements relating to design, manufacturing, development, and validation, clinical and non-clinical research and/or testing, premarket approval or clearance, premarketing notification, labeling, advertising and promotion, record keeping, adverse event or medical device reporting, reporting of corrections and removals, and current good manufacturing practice (GMP) for biological, tissue, and medical device products. To the Knowledge of the Company, no officer, director, manager or managing director of the Company has engaged in any act on behalf of the Company that violates any Healthcare Law in any material respect. The Company and, to the Company’s Knowledge, any contract manufacturers assisting in the manufacture of the Products are, and, since December 31, 2019, have been, in compliance with CLIA registration and any other establishment registration requirements and product listing requirements to the extent required by applicable Healthcare Laws insofar as they pertain to the manufacture of Products or the business operations of the Company, except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has not received any written notification of any pending or threatened subpoena, hearing, enforcement, or other Action from any Governmental Body, including the FDA, CMS, the U.S. Department of Health and Human Services Office of Inspector General, the U.S. Department of Justice, any U.S. Attorney’s Office or state Attorney General, or any comparable state or federal

Governmental Body alleging potential or actual non-compliance by, or Liability of, the Company under any Healthcare Law.
(b)The Company has not received any written notice or other communication from the FDA or any other Governmental Body contesting the regulatory classification, licensure or lack of licensure, failure to obtain pre-market clearance or approval of the uses of or the labeling and promotion of any of the Products or Services. To the Company’s Knowledge, no manufacturing site which assists in the manufacture of the Products or Product components (whether Company-owned or operated or that of a contract manufacturer for any Products or Product components) or laboratory which is used to develop or perform Services has been subject to a Governmental Body (including the FDA) shutdown or import or export detention, refusal or prohibition. Neither the Company nor, to the Company’s Knowledge, any manufacturing site which assists in the manufacture of any material Products or material Product components (whether Company-owned or operated or that of a contract manufacturer for the Products or Product components) or laboratory which has been used to develop or perform Services has received, since December 31, 2019, any FDA Form 483 or other Governmental Body notice of inspectional observations or adverse findings, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other Governmental Body alleging, observing or asserting noncompliance with any applicable Healthcare Laws or Company Licenses or alleging a lack of safety or effectiveness from the FDA or any other Governmental Body, and, to the Company’s Knowledge, there is no such Action pending or threatened.
(c)The FDA has not mandated that the Company recall any of its Products. There are no voluntary recalls of any of the Company’s Products contemplated by the Company or pending. Since December 31, 2019, there have been no recalls (either voluntary or involuntary), field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or Product component, or seizures ordered or adverse regulatory actions taken (or, to the Company’s Knowledge, threatened) by the FDA or any Governmental Body with respect to any of the Products or Product components or any facilities where Products or Product components are developed, designed, tested, manufactured, assembled, processed, packaged or stored.
(d)The Company is not the subject of any pending or, to the Knowledge of the Company, threatened, investigation regarding the Company or the Products or Services by the FDA pursuant to the FDA Fraud Policy. Neither the Company nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company has made an untrue statement of material fact to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke the FDA Fraud Policy or any similar policy. Neither the Company nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company has been debarred or excluded or has been convicted of any crime or engaged in any conduct for which such Person could be debarred under 21 U.S.C. § 335a or excluded from participating in the federal healthcare programs under Section 1128 of the Social Security Act of 1935, or any similar Law. No claims, Actions, proceedings or investigation that would reasonably be expected to result in a debarment or exclusion are pending or, to the Knowledge of the Company, threatened, against the Company or, to the Knowledge of the Company, any of its directors, officers, employees or agents.
Section 3.32    No Disqualification Events. With respect to Securities to be offered and sold hereunder in reliance on Rule 506(b) under the Securities Act, none of the Company, any of its predecessors, any Affiliated issuer, any director, executive officer, other officer of the Company participating in the offering of the Securities contemplated by this Agreement, or to the Company’s Knowledge, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to Purchaser a copy of any disclosures provided thereunder. The Company is not aware of any Person that has been or will be paid (directly or indirectly) remuneration for solicitation of Purchaser or other potential purchasers in connection with the sale of the Securities contemplated by this Agreement.
Section 3.33    No Integrated Offering. Assuming the accuracy of Purchasers’ representations and warranties set forth in this Agreement, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act or (ii) any applicable stockholder approval provisions of the Nasdaq Global Market.
Section 3.34    Regulation M Compliance. The Company has not, and to its Knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants as of the date hereof and as of each Closing as follows:
Section 4.1    Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

Section 4.2    Authorization; Valid and Binding Agreement. The execution, delivery and performance of the Definitive Documents and the consummation of the transactions contemplated thereby have been duly and validly authorized by all requisite action on the part of Purchaser, and no other corporate approvals on Purchaser’s part are necessary to authorize the execution, delivery or performance of the Definitive Documents. Assuming that the Definitive Documents are valid and binding obligations of the Company, the Definitive Documents constitute valid and binding obligations of Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.
Section 4.3    No Conflict. Except with respect to clauses (b) and (c) for any conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the execution, delivery and performance of this Agreement by Purchaser, the consummation of the transactions contemplated hereby do not (a) conflict with or violate Purchaser’s Organizational Documents, (b) assuming all consents, approvals, authorizations and other actions described in Section 4.4 have been obtained and all filings and obligations described in Section 4.4 have been made, conflict with or violate any Law or Order to which Purchaser, its Subsidiaries or any of their respective properties or assets is subject, or (c) conflict with or result in any breach of, constitute (with or without notice of or lapse of time of both) a default under, result in a violation of, give rise to a right of termination, modification, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any assets of Purchaser or any of its Subsidiaries, or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other third party, under the provisions of any Material Contract of Purchaser.
Section 4.4    Consents. Except as may be required by (a) the Exchange Act, (b) the Securities Act, (c) U.S. state securities Laws, (d) Nasdaq, and (f) the DGCL, in each case, which requirements have or will be satisfied in connection with the transactions contemplated hereby, (i) none of Purchaser or any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of the Definitive Documents or the consummation of the transactions contemplated thereby and (ii) no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by Purchaser or any of its Subsidiaries in connection with its execution, delivery and performance of the Definitive Documents or the consummation of the transactions contemplated thereby, except for those notices, reports, filings, consents, approvals or authorizations the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 4.5    No Registration. Purchaser understands that (a) the Securities have not been registered under the Securities Act by reason of a specific exemption or exclusion from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed herein or otherwise made pursuant hereto and (b) the Securities cannot be sold unless subsequently registered under the Securities Act or an exemption or exclusion from registration is available.

Section 4.6    Purchasing Intent. Purchaser is acquiring the Securities for its own account or accounts or funds over which it or its Affiliates hold voting or investment discretion, not otherwise as a nominee or agent, and not otherwise with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws, and Purchaser has no present intention of selling, granting any other participation in, or otherwise distributing the same, except in compliance with applicable securities Laws.
Section 4.7    Sophistication; Investigation. Purchaser has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Securities. Purchaser is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act and an “institutional account” within the meaning of Rule 4512 of the Financial Industry Regulatory Authority or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act. Purchaser understands and is able to bear any economic risks associated with such investment (including the necessity of holding such Securities for an indefinite period of time). Except for the representations and warranties expressly set forth in this Agreement, Purchaser has independently evaluated the merits and risks of its decision to enter into this Agreement and consummate the transactions contemplated hereby.
Section 4.8    Bad Actor. Neither Purchaser nor any person or entity with whom Purchaser will share beneficial ownership of the Securities is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act.
ARTICLE V
ADDITIONAL COVENANTS
Section 5.1    Covenants of the Company. During the period from the date hereof until the earlier of the termination of this Agreement in accordance with Article VII, except (x) as otherwise expressly required by this Agreement, (y) as required by applicable Law or (z) as consented to in writing by Purchaser, the Company shall, and shall cause each of its direct and indirect Subsidiaries to:
(a)use commercially reasonable efforts to preserve, in all material respects, its business operations, organization and goodwill and its relationships with suppliers, customers, lenders and others having business dealings with the Company and its Subsidiaries, except as would be reasonably expected to cause a Material Adverse Effect;
(b)to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the transactions contemplated by this Agreement, support and take all steps reasonably necessary and desirable to address and resolve any such impediment;
(c)use good faith and commercially reasonable efforts to obtain all required Governmental Body and third-party approvals for the consummation of the transactions contemplated by this Agreement;
(d)inform counsel to Purchaser as soon as reasonably practicable after becoming aware of: (A) any Material Adverse Effect; (B) any notice of any commencement of any insolvency proceedings, legal suit for payment of debt or securement of security from or by any person in respect of the Company or any of its Subsidiaries; (C) a breach of this Agreement; and (D) any representation or statement made or deemed to be made by the Company or any of its Subsidiaries under this Agreement, which is or proves to have been materially incorrect or misleading in any respect when made or deemed to be made;
(e)maintain the good standing of the Company and any Subsidiaries of the Company under the Laws of the state or other jurisdiction in which they are incorporated or organized;
(f)make all necessary registrations, declarations and filings with, and notices to, Governmental Entities (including under the Exchange Act) (a) in the ordinary course of business and (b) with respect to the transactions contemplated by this Agreement; and
(g)use commercially reasonable efforts to operate the Company’s and its Subsidiaries’ business in the ordinary course of business.
Section 5.2    Nasdaq 19.99% Cap. Each of the Parties acknowledge and consent to the limitations set forth in Section 4.2 of the Convertible Note and the application of Nasdaq Listing Rule 5635(d) (the “Nasdaq 19.99% Cap”), except that such limitation will not apply following Stockholder Approval (defined below), if applicable. The Company will use reasonable best efforts to obtain stockholder approval of the Convertible Note and the issuance of shares of Common Stock issuable upon the conversion of the portion of the Convertible Note in excess of the Nasdaq 19.99% Cap in accordance with the requirements of Nasdaq Listing Rule 5635(d) (the “Stockholder Approval”), if required pursuant to Nasdaq Listing Rule 5635(d).
Section 5.3    Stockholder Approval. If Stockholder Approval is required pursuant to Nasdaq Listing Rule 5635, the Company shall take all action necessary under applicable Law to promptly call, give notice of, convene and hold an annual or special meeting of its stockholders for the purpose of, inter alia, obtaining the Stockholder Approval, including but not limited to engaging a proxy solicitor reasonably acceptable to the Purchaser and causing such proxy solicitor to reasonably assist in the solicitation of proxies in connection with the annual or special meeting. The Company shall prepare and file with the SEC a definitive proxy statement relating to such meeting, which shall include the recommendation of the Board that the stockholders of the Company vote in favor of the adoption and approval of this Agreement, any conversion of Convertible Notes and the transactions contemplated herein and in the other Definitive Documents, which proxy statement, including any amendments, shall comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq Global Market. Prior to filing such proxy statement, including any amendments, the Company shall provide Purchaser and its Representatives a reasonable opportunity to review and comment thereon. If Stockholder Approval is not obtained at such annual or special meeting, then the Company shall convene additional stockholder meetings annually thereafter until Stockholder Approval is obtained.
Section 5.4    Registration Rights Agreement. Simultaneously with the Initial Closing, the Company and Purchaser shall enter into the registration rights agreement attached hereto as Exhibit B (the “Registration Rights Agreement”).

Section 5.5    Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of the Nasdaq Global Market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.
Section 5.6    Required Minimum.
(a)The Company shall maintain a reserve of the Required Minimum from its duly authorized shares of Common Stock for issuance pursuant to this Agreement and the Convertible Notes in such amount as may then be required to fulfill its obligations in full under this Agreement and the Convertible Notes, without regard to any conversion or exercise limits therein, free from preemptive rights or any similar rights, taxes, liens, charges, encumbrances or other actual contingent purchase rights of Persons other than the Purchaser. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable, with the Purchaser being entitled to all rights accorded to a holder of Common Stock.
(b)If, on any date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than 130% of (i) the Required Minimum on such date, minus (ii) the number of shares of Common Stock previously issued pursuant to this Agreement, then the Board shall use reasonable best efforts to amend the Certificate of Incorporation to increase the number of authorized but unissued shares of Common Stock to at least the Required Minimum at such time (minus the number of shares of Common Stock previously issued pursuant to the Transaction Documents), as soon as reasonably practicable and in any event not later than the 30th day after such date, provided that the Company will not be required at any time to authorize a number of shares of Common Stock greater than the maximum remaining number of shares of Common Stock that could possibly be issued after such time pursuant to this Agreement.
(c)On or prior to May 30, 2025, the Company shall file with the Nasdaq Global Market a Listing of Additional Shares Notification under Listing Rule 5250(e)(2) (an “LAS Notification”) covering a number of shares of Common Stock at least equal to the Required Minimum. Promptly following the date hereof, the Company shall take all steps necessary to cause such shares of Common Stock to be approved for listing or quotation on Nasdaq Global Market as soon as possible thereafter, and shall maintain the listing or quotation of a numbers of shares of Common Stock on any date equal to the Required Minimum on such date on the Nasdaq Global Market. The Company agrees to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer. Following each Closing the Company shall, from time to time as required, within the time period required by the Nasdaq Global Market, prepare and file with the Nasdaq Global Market a Change in Shares Outstanding.

Section 5.7    Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under the Definitive Documents, including, without limitation, its obligation to issue the Securities pursuant to this Agreement, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.
Section 5.8    Blue Sky Filings. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to Purchaser at each Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Purchaser.
Section 5.9    Use of Proceeds. The Company shall exclusively use any proceeds from the transactions contemplated by this Agreement for the repayment of a portion of its outstanding Indebtedness under the Company Existing Loan Documents until such Indebtedness is paid in full and thereafter for general corporate purposes.
ARTICLE VI
CONDITIONS TO THE OBLIGATIONS OF THE PARTIES
Section 6.1    Conditions to the Obligations of Purchaser at the Closing. The obligations of Purchaser to consummate each Closing shall be subject to (unless waived in writing by Purchaser) the satisfaction of the following conditions prior to or at such Closing:
(a)Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.
(b)Governmental Approvals. All authorizations, approvals, consents or clearances under applicable Law required in connection with the transactions contemplated by this Agreement shall have been obtained or filed.
(c)No Legal Impediment to Issuance. No applicable Law will have been enacted or made effective and no Order will have been issued, promulgated, enforced or made that serves to restrain, enjoin, make illegal or prohibit the timely consummation of the transactions contemplated by this Agreement, and no action by a Governmental Body will have been commenced and be continuing that seeks to restrain, enjoin, make illegal or prohibit the timely consummation of the transactions contemplated by this Agreement.
(d)Accuracy of the Representations and Warranties. The representations and warranties of the Company contained herein and in the Merger Agreement shall be true and correct as of the date hereof and as of each Closing as though made at and as of such Closing (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such earlier date), except in each case for such failure to be true and correct that, individually or in the aggregate, has not resulted in a Material Adverse Effect, in all cases disregarding all materiality qualifiers in such representations and warranties.
(e)Compliance with Covenants. The Company shall have performed and complied, in all material respects, with all of its covenants and agreements contained in this Agreement, in the Merger Agreement, and in the Company Existing Loan Documents that contemplate, by their terms, performance or compliance prior to each Closing.
(f)No Default. No Event of Default (as defined in the Convertible Notes and in the Company Existing Loan Documents that has not been cured or waived) shall have occurred and be continuing.
(g)Delivery of the Closing Certificate. The Company shall have delivered to Purchaser a certificate duly executed by the Chief Executive Officer of the Company certifying that the conditions set forth in clauses (a), (b), (c), (d), (e) and (f) of this Section 6.1 have been fully satisfied.
(h)Suspension. Since the date of this Agreement, trading in the Common Stock shall not have been suspended from trading.
(i)Nasdaq Global Market Filing. The Company shall have filed the LAS notification with the Nasdaq Global Market.
(j)Other Deliverables and Actions. The Company shall have delivered or caused to be delivered and shall have taken each of the actions contemplated by Section 2.2c).
Section 6.2    Conditions to the Obligations of the Company at the Closing. The obligations of the Company to consummate each Closing shall be subject to (unless waived in writing by the Company) the satisfaction of each of the following conditions prior to or at such Closing:
(a)Governmental Approvals. All authorizations, approvals, consents or clearances under applicable Law required in connection with the transactions contemplated by this Agreement shall have been obtained or filed.
(b)No Legal Impediment to Issuance. No applicable Law will have been enacted or made effective and no Order will have been issued, promulgated, enforced or made that serves to restrain, enjoin, make illegal or prohibit the consummation of the transactions contemplated by this Agreement, and no action by a Governmental Body will have been commenced and be continuing that seeks to restrain, enjoin, make illegal or prohibit the consummation of the transactions contemplated by this Agreement.
(c)Accuracy of the Representations and Warranties. The representations and warranties of Purchaser shall be true and correct in all respects as of the date hereof and as of each Closing as though made at and as of such Closing (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such earlier date) except, in each case, as would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely impact Purchaser’s performance of its obligations under this Agreement.

(d)Compliance with Covenants. Purchaser shall have performed and complied, in all material respects, with all of its covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing.
Article VII
TERMINATION
Section 7.1    Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Initial Closing:
(a)by mutual written consent of the Company and Purchaser;
(b)automatically, and without any further action on the part of the Company or the Purchaser, upon the earlier of (i) the closing of the transactions contemplated by the Merger Agreement and (ii) the last day of the Draw Period;
(c)by the Company or Purchaser, upon written notice to the other Party, if a Governmental Body of competent jurisdiction has issued an Order or has taken any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Merger Agreement, and such Order or action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1c) shall not be available to any Party whose breach of any representation, warranty, covenant or other agreement contained in this Agreement is the primary cause of the failure to avoid such Order or other action; or
(d)by Purchaser, upon written notice to the Company, if:
(i)(A) the Company has breached any representation, warranty, covenant or other agreement made by the Company in this Agreement or such representation or warranty shall have become inaccurate and such breach or inaccuracy would, individually or in the aggregate, cause a condition to each Closing to not be able to be satisfied, (B) Purchaser shall have delivered written notice of such breach or inaccuracy to the Company and (C) such breach or inaccuracy is not cured by the Company before the earlier of (x) the 10th day following the delivery of such notice, and (y) the End Date; or
(ii)the Company or any of its direct or indirect Subsidiaries (A) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect; (B) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the preceding subsection (A); (C) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official with respect to the Company or any Affiliate or for a substantial part of the Company’s assets; (D) makes a general assignment or arrangement for the benefit of creditors; or (E) takes any corporate action for the purpose of authorizing any of the foregoing.
(e)by the Company, upon written notice to Purchaser, if:
(i)(A) Purchaser has breached any representation, warranty, covenant or other agreement made by Purchaser in this Agreement or such representation or warranty shall have become inaccurate and such breach or inaccuracy would, individually or in the aggregate, cause a condition to each Closing to not be able to be satisfied, (B) the Company shall have delivered written notice of such breach or inaccuracy to Purchaser and (C) such breach or inaccuracy is not cured by Purchaser before the earlier of (x) the 10th day following the delivery of such notice, and (y) the End Date; or
(ii)Purchaser or any of its direct or indirect Subsidiaries (A) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect; (B) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the preceding subsection (A); (C) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official with respect to Purchaser or any Affiliate or for a substantial part of Purchaser’s assets; (D) makes a general assignment or arrangement for the benefit of creditors; or (E) takes any corporate action for the purpose of authorizing any of the foregoing.
Section 7.2    Effect of Termination. Upon termination of this Agreement pursuant to this Article VII, this Agreement shall forthwith become void and there shall be no further obligations or liabilities on the part of the Parties; provided, that, Article VII, Section 8.1, Section 8.3 through Section 8.7 (except as otherwise set forth therein) and Section 8.9 (including the provisions referenced therein) shall survive the termination of this Agreement; provided further that nothing set forth in this Agreement shall relieve any Party from liability for any breach of this Agreement occurring prior to such termination.
ARTICLE VIII
GENERAL PROVISIONS
Section 8.1    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service for overnight delivery, (c) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (d) when sent by electronic mail, provided that the sender does not receive a written notification of delivery failure. Notices, demands and other communications, in each case, to the respective

Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:
(a)If to the Company:
Akoya Biosciences, Inc.
100 Campus Drive, 6th Floor
Marlborough, MA 01752
Attention:     Jennifer Kamocsay, Chief Legal Officer
Email:        jkamocsay@akoyabio.com

    with a copy (which shall not constitute notice) to:
    DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, California 92121-2133
Attention:    David M. Clark
Patrick J. O’Malley
Email:        david.clark@us.dlapiper.com
                patrick.omalley@us.dlapiper.com
(b)If to Purchaser:
Quanterix Corporation
900 Middlesex Turnpike
Billerica, MA
Attention:     Legal Department
Email:        legal@quanterix.com

with a copy (which shall not constitute notice) to:

Covington & Burling LLP
    One CityCenter
    800 Tenth Street, N.W.
    Washington, District of Columbia 20001
    Attention:         Kerry S. Burke
                Catherine Dargan
                Kyle Rabe
    Email:            kburke@cov.com
                cdargan@cov.com
                krabe@cov.com

Section 8.2    Assignment; Third-Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of all other Parties, and any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect. The Company and Purchaser agree that (i) their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and (ii) this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
Section 8.3    Entire Agreement; Counterparts. This Agreement (including the exhibits and schedules hereto and the documents and instruments referred to in this Agreement, including the Definitive Documents) constitutes the entire agreement among the Parties and supersedes all other prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof. This Agreement may be executed in several counterparts (including counterparts delivered by electronic transmission in .pdf format), each of which shall be deemed an original and all of which shall constitute one and the same instrument.
Section 8.4    Applicable Law; Jurisdiction.
(a)This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.
(b)The Parties agree that the appropriate, exclusive and convenient forum (the “Forum”) for any disputes among any of the Parties arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be the Court of Chancery in the State of Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be the United States District Court for the District of Delaware or, in the event such federal district court lacks subject matter jurisdiction, then the Superior Court in the State of Delaware. The Parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Agreement or the transactions contemplated by this Agreement. The Parties further agree that no Party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated by this Agreement in any court or jurisdiction other than the above specified courts. Notwithstanding the foregoing, nothing in this Section 8.4 shall limit the rights of any Party to obtain execution of a judgment in any other jurisdiction outside of those specified in this Section 8.4, and the Parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any Party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.
(c)To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in this Section 8.4.

Section 8.5    Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
Section 8.6    Waivers and Amendments; Severability.
(a)No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(b)No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
(c)Any provision of this Agreement may be amended if, and only if, such amendment or waiver is in writing and signed by Purchaser and the Company.
(d)The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction; provided, that, if any one or more of the provisions contained in this Agreement shall be determined to be excessively broad as to activity, subject, duration or geographic scope, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable under applicable law.
Section 8.7    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company or Purchaser in accordance with their specific terms or were otherwise breached by the Company or Purchaser. It is accordingly agreed that (a) the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Purchaser and to enforce specifically the terms and provisions hereof, in each case, without proof of actual damages, against Purchaser in any court having jurisdiction, this being in addition to any other remedy to which the Company is entitled at law or in equity, without posting any bond or other undertaking, and (b) Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions hereof, in each case, without proof of actual damages, against the Company in any court having jurisdiction, this being in addition to any other remedy to which Purchaser is entitled at law or in equity, without posting any bond or other undertaking. For the avoidance of doubt, the Company’s or Purchaser’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such Party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other Party in the case of a breach of this Agreement involving fraud or an intentional and material breach. The Parties acknowledge that the agreements contained in this Section 8.7 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither the Company nor Purchaser would enter into this Agreement.
Section 8.8    Publicity. The Company shall file a Current Report on Form 8-K with the SEC within the time required by the Exchange Act in form and substance reasonably satisfactory to Purchaser. The initial press release relating to this Agreement shall be a joint press release in form and substance acceptable to each Party, and thereafter Purchaser and the Company shall consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by the Definitive Documents. Notwithstanding the foregoing, the Company shall not publicly disclose the name of Purchaser or include the name of Purchaser in any filing with the SEC or any Governmental Body, without the prior written consent of Purchaser, except to the extent such disclosure is required by Law, in which case the Company shall provide Purchaser with prior notice of such disclosure.
Section 8.9    Survival. All covenants and other agreements contained in this Agreement which by their terms are to be performed following the final Closing shall survive such Closing until fully performed. The representations and warranties made in this Agreement shall survive until the expiration of the statute of limitations plus 30 days.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned Parties have duly executed this Agreement as of the date first above written.
AKOYA BIOSCIENCES, INC.
By:    /s/ Brian McKelligon
Name: Brian McKelligon
Title: Chief Executive Officer

QUANTERIX CORPORATION

By:    /s/ Masoud Toloue
Name: Masoud Toloue
Title: Chief Executive Officer
[Signature Page to Securities Purchase Agreement]

Exhibit A
Form of Convertible Note

Exhibit B
Form of Registration Rights Agreement